Exhibit (d)(3)

EXECUTION VERSION

LIMITED GUARANTY

Limited Guaranty, dated as of October 30, 2020 (this “Limited Guaranty”), by Roark Capital Partners II Sidecar LP, Roark Capital Partners V (T) LP, Roark Capital Partners V (TE) LP, Roark Capital Partners V (OS) LP, Roark Diversified Restaurant Fund II LP and RC V Vale LLC (each of the foregoing, a “Guarantor” and, collectively, the “Guarantors”), in favor of Dunkin’ Brands Group, Inc., a Delaware corporation (the “Company”). Reference is hereby made to the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Inspire Brands, Inc., a Delaware corporation (“Parent”) and Vale Merger Sub, Inc., a wholly-owned indirect subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1. Limited Guaranty. To induce the Company to enter into the Merger Agreement, each Guarantor, intending to be legally bound, hereby absolutely, irrevocably, expressly and unconditionally guarantees, on a joint and several basis, to the Company, on the terms and conditions set forth herein, the due and punctual performance and discharge, when due, of (a) (i) the Parent Termination Fee, subject to and in accordance with Section 9.03 of the Merger Agreement, (ii) any reasonable and documented costs and expenses payable in accordance with Section 9.03(d)(ii) of the Merger Agreement and (iii) any monetary damages that may be due and owing in connection with a Pre-Closing Damages Proceeding in accordance with Section 9.03(e) of the Merger Agreement; provided, however, that the maximum aggregate amount payable in respect of clause (a) by the Guarantors under this Limited Guaranty shall not exceed an amount equal to the sum of the Parent Termination Fee and any such costs and expenses described in clause (ii) (the “Cap”), and (b) the payment obligations under Section 8 of this Limited Guaranty (each of clause (a) and clause (b), a “Guaranteed Obligation” and, collectively, the “Guaranteed Obligations”). The parties agree that this Limited Guaranty may not be enforced against the Guarantors without giving full and absolute effect to the Cap. The Company hereby agrees that in no event shall the Guarantors be required to pay to any person under, in respect of, or in connection with this Limited Guaranty, more than the Cap plus any amounts due and owing under Section 8 of this Limited Guaranty. Notwithstanding anything to the contrary contained in this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter or any other document or instrument delivered in connection herewith or therewith or otherwise, the Company hereby agrees, that to the extent Parent is relieved of all or any portion of its payment or performance obligations under the Merger Agreement, by indefeasible satisfaction or waiver thereof or pursuant to any other agreement with the Company, the Guarantors shall be similarly relieved, to such extent, of their respective obligations under this Limited Guaranty. Except as set forth in the Equity Commitment Letter, the Guarantors shall not have any obligation or liability to any person relating to, arising out of or in connection with, this Limited Guaranty or the Merger Agreement other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

If Parent fails to pay all or any portion of the Guaranteed Obligations when due under the Merger Agreement, then the Guarantors’ liability to the Company hereunder in respect of such applicable Guaranteed Obligations shall, at the Company’s option, become immediately due and payable, and the Company may at any time and from time to time, at the Company’s option, take any and all actions available hereunder or under applicable law to collect the Guaranteed Obligations from the Guarantors.

2. Terms of Limited Guaranty.

(a) This Limited Guaranty is an absolute, unconditional, irrevocable and continuing guaranty of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guaranty, irrespective of whether any action is brought against Parent or whether Parent is joined in any such action or actions.

(b) Except as otherwise provided herein, the liability of the Guarantors under this Limited Guaranty shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of:

(i) the genuineness, regularity, illegality or enforceability of the Merger Agreement, any financing commitment letters or any other agreement or instrument referred to herein or in the Merger Agreement;

(ii) any change in the corporate existence, structure or ownership of Parent or the Guarantors, or any insolvency, bankruptcy, reorganization, moratorium or other similar proceeding affecting Parent or the Guarantors or any of their respective assets;

(iii) any waiver, amendment or modification of the Merger Agreement, the Equity Commitment Letter or any financing commitment letters or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations, in each case, in accordance with its terms, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any agreement entered into by the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, in connection therewith;

(iv) except as specified in Section 2(e), the existence of any claim, set-off or other right that any Guarantor may have at any time against Parent, the Company or any of their Affiliates, whether in connection with any Guaranteed Obligation or otherwise;

(v) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or the Guarantors;

(vi) the addition, substitution or release of any person now or hereafter liable with respect to any Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement, any financing commitment letters, this Limited Guaranty or any related agreement or document;

(vii) the adequacy of any means the Company may have of obtaining payment related to the Guaranteed Obligations;

(viii) any discharge of the Guarantors as a matter of applicable law or equity (other than a discharge of the Guarantors with respect to any Guaranteed Obligation as a result of payment of such Guaranteed Obligation in accordance with its terms); or

(ix) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a discharge of the Guarantors as a matter of law or equity (other than payment of the Guaranteed Obligations).

(c) The Guarantors hereby waive any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guaranty or acceptance of this Limited Guaranty. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent or the Guarantors, on the one hand, and the Company, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. This Limited Guaranty is a primary obligation of the Guarantors and is not merely the creation of a surety relationship. When pursuing its rights and remedies hereunder against the Guarantors, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or any other person for any Guaranteed Obligation or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or any such other person or to realize upon or to exercise any such right of offset shall not relieve the Guarantors of any liability hereunder.

(d) The Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors’ obligations hereunder (and notwithstanding anything herein to the contrary, any bar to the payment, or collection, of any Guaranteed Obligations as a result of any such proceeding shall not discharge the obligations of the Guarantors hereunder). In the event that any payment to the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder (subject to the terms hereof, including, without limitation, the Cap) as if such payment had not been made so long as this Limited Guaranty has not been terminated.

(e) Notwithstanding any other provision of this Limited Guaranty, the Company hereby agrees that the Guarantors may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantors under this Limited Guaranty, any claim, set-off, deduction, defense or release that Parent could assert against the Company under the terms of, or with respect to, the Merger Agreement.

3. Waiver of Acceptance, Presentment, Etc. To the fullest extent permitted by law, the Guarantors hereby expressly and irrevocably waive any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Guarantors hereby waive promptness, diligence, notice of the acceptance hereof, presentment, demand for payment, protest, notice of any kind not provided for herein or not required to be provided to Parent under or in connection with the Merger Agreement, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses that are available to Parent under the Merger Agreement (excluding defenses that are available to Parent solely as a result of the occurrence of an insolvency, bankruptcy, reorganization or other similar proceeding involving Parent) or breach by the Company of this Limited Guaranty). The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits and that if any of such waivers are determined contrary to any applicable law or public policy, such waivers shall be effective to the maximum extent permitted by applicable law.

4. Sole Remedy; No Recourse; Company Acknowledgement.

(a) Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that each Guarantor is a limited partnership or limited liability company, by its acceptance of the benefits of this Limited Guaranty, the Company unconditionally and irrevocably covenants and agrees that none of the Company or any of its Subsidiaries or Affiliates (and the Company agrees to the maximum extent permitted by law that none of its officers, directors, managers, members, security holders, trustees or representatives) has or shall have any right of recovery under or in connection with the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto (other than a Non-Prohibited Claim (as defined below)), and to the extent that it has or obtains any such right, the Company, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, and no personal liability shall attach to, the Guarantors, Parent or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, controlling person, stockholder, Affiliate or assignee of the Guarantors, Parent or any Guarantor Affiliate (as hereinafter defined) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, controlling person, stockholder, Affiliate or assignee of any of the foregoing (collectively, but not including the Guarantors or Parent, each a “Guarantor Affiliate”), from and with respect to any claim, known or unknown, now existing or hereafter arising, under or in connection with the Merger Agreement or the transactions contemplated thereby or otherwise related thereto, whether (i) by or through attempted piercing of the corporate or limited partnership veil, (ii) by or through a claim by or on behalf of Parent or any other person against a Guarantor Affiliate (other than a Non-Prohibited Claim), (iii) by the enforcement of any assessment, (iv) by any legal or equitable proceeding (other than a Non-Prohibited Claim), or (v) by virtue of any statute, regulation or applicable law, except for the Company’s rights to recover from the Guarantors (but not from any Guarantor Affiliate) under and to the extent provided in this Limited

Guaranty (subject, as applicable, to the Cap and the other limitations described herein); provided, however, that, notwithstanding the foregoing, in the event any Guarantor (x) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any person, then, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, against such continuing or surviving entity or such person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the liability of the Guarantors hereunder and subject to the Cap. As used herein, unless otherwise specified, the term Guarantor shall include a Guarantor’s Successor Entity.

(b) The Company hereby unconditionally and irrevocably covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and Affiliates not to institute, in the name of or on behalf of the Company or any other person, any action or proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, including with respect to any oral representation made or alleged to be made in connection therewith, against the Guarantors or any Guarantor Affiliate other than a Non-Prohibited Claim.

(c) Except for any claims that are Non-Prohibited Claims, recourse against the Guarantors under this Limited Guaranty shall be the sole and exclusive remedy of the Company and all of its Affiliates against the Guarantors and any Guarantor Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, including with respect to any oral representation made or alleged to be made in connection therewith.

(d) For all purposes of this Limited Guaranty, pursuit of a claim against a person by the Company or any of its Subsidiaries or Affiliates shall be deemed to be pursuit of a claim by the Company. A person (the “Claimant”) shall be deemed to have pursued a claim against another person if the Claimant brings a legal action against such other person, adds such other person to an existing legal proceeding, or otherwise asserts a legal claim of any nature against such other person in writing.

(e) The Company acknowledges that the Guarantors are agreeing to enter into this Limited Guaranty in reliance on the provisions set forth in this Section 4. This Section 4 shall survive termination of this Limited Guaranty.

5. Subrogation. The Guarantors will not exercise any rights of subrogation or contribution against Parent, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the indefeasible payment in full to the Company in immediately available funds of the Guaranteed Obligations, such amount shall be received and held in trust for the benefit of the

Company, shall be segregated from other property and funds of the applicable Guarantor and shall forthwith be indefeasibly paid or delivered to the Company, in the same amount as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, in accordance with the terms hereof and of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations or other amounts payable under this Limited Guaranty thereafter arising.

6. Termination. The Guarantors shall have no further liability or obligation under this Limited Guaranty from and after the earliest of (i) the consummation of the Closing in accordance with the terms of the Merger Agreement, including payment of both the Offer Amount and Merger Amount (as defined in the Equity Commitment Letter) in accordance with the Merger Agreement; or (ii) the 60th day following termination of the Merger Agreement in accordance with its terms, unless prior to the expiration of such 60-day period, the Company shall have commenced a suit, action or other proceeding against the Guarantors that amounts are due and owing from the Guarantor pursuant to Section 1 of this Limited Guaranty in respect thereof (a “Qualifying Suit”), in which case the obligations and liabilities of the Guarantors under this Limited Guaranty shall continue to survive with respect to such Qualifying Suit (but only such Qualifying Suit) until the earlies to occur of (w) the consummation of the Closing in accordance with the terms of the Merger Agreement, including payment of both the Offer Amount and Merger Amount (as defined in the Equity Commitment) in accordance with the Merger Agreement, (x) a final, non-appealable order of a court of competent jurisdiction in accordance with Section 16 hereof determining that the Guarantors do not owe any amount under this Limited Guaranty; (y) a written agreement among the Guarantors and the Company terminating the obligations and liabilities of each Guarantor pursuant to this Limited Guaranty; and (z) payment of the Guaranteed Obligations by or on behalf of the Guarantors, Parent and/or Merger Sub.

7. Continuing Guarantee. Except to the extent that the obligations and liabilities of the Guarantors are terminated pursuant to the provisions of Section 6 hereof, this Limited Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantors and each of their successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and permitted transferees and assigns. All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. Notwithstanding the foregoing or anything else herein to the contrary, in the event that the Company or any of its Affiliates asserts in any litigation or other proceeding (i) that the provisions of Section 1 hereof limiting the maximum aggregate liability of the Guarantors to the Cap, or that any other provisions of this Limited Guaranty are illegal, invalid or unenforceable in whole or in part, or that the Guarantors are liable for amounts in excess of the Cap, or (ii) any theory of liability against the Guarantors, Parent or any of their respective Affiliates with respect to the transactions contemplated by the Merger Agreement or this Limited Guaranty other than any claim of the Company (I) against the Guarantors seeking specific performance of the Guarantors’ obligations in accordance with Section 10.08 of the Merger Agreement and the Equity Commitment Letter prior to the termination of the Merger Agreement or in respect of a Qualifying Suit (as limited by the provisions hereof), (II) against

Parent or Merger Sub under and in accordance with the Merger Agreement or (III) enforcing any rights under the Confidentiality Agreement (the foregoing clauses (I), (II) and (III), the “Non-Prohibited Claims”), then (x) the Guaranteed Obligations of the Guarantors under this Limited Guaranty shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantors have previously made any payment under this Limited Guaranty, they shall be entitled to recover such payments from the Company and (z) none of the Guarantors, Parent or any of their respective Affiliates shall have any liability to the Company or any of its Affiliates with respect to the transactions contemplated by the Merger Agreement or under this Limited Guaranty.

8. Expenses. The Guarantors agree to pay on demand all reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by the Company relating to any Qualifying Suit with respect to the enforcement or protection of the rights of the Company hereunder if the Guarantors fail or refuse to make payment to the Company hereunder when due and payable and it is finally judicially determined that the Company is the prevailing party with respect to such Qualifying Suit or that the Guarantors are required to make such payment to the Company in connection with such Qualifying Suit (including any settlement thereof).

9. Entire Agreement. This Limited Guaranty, together with the Merger Agreement and the agreements and instruments described therein, the Equity Commitment Letter and the Confidentiality Agreement, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, the Guarantors or any Guarantor Affiliate on the one hand, and the Company on the other hand.

10. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and the Company, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent or Merger Sub prior to proceeding against the Guarantors hereunder.

11. No Third Party Beneficiaries. Except for the provisions of this Limited Guaranty which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any person other than the parties hereto and the Guarantor Affiliates any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

12. Counterparts. This Limited Guaranty may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Limited Guaranty will become effective when duly executed by each party hereto.

13. Delivery by Facsimile or Electronic Transmission. This Limited Guaranty and any signed agreement or instrument entered into in connection with this Limited Guaranty, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “pdf” format data file to deliver a signature to this Limited Guaranty or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

14. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Limited Guaranty shall be in writing (including in electronic form) and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, (iv) if delivered by telecopy, provided the relevant transmission report indicates a full and successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on a Business Day, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on a Business Day or at any time on a day that is not a Business Day or (v) if delivered by electronic mail, provided the relevant computer record indicates a full and successful transmission or no failure message is generated (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on a Business Day and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on a Business Day or at any time on a day that is not a Business Day. Notices, demands and communications to the Company or the Guarantors shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

If to the Company prior to the Closing, to:

Dunkin’ Brands Group, Inc.

130 Royall Street

Canton, Massachusetts 02021

Attention: Kate Jaspon; David Mann; Ryan Schaffer

Email: katherine.jaspon@dukinbrands.com;

            david.mann@dunkinbrands.com;

            ryan.schaffer@dunkinbrands.com

with copies (which shall not constitute notice to the Company) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Jane D. Goldstein; Craig E. Marcus

E-mail: jane.goldstein@ropesgray.com;

             craig.marcus@ ropesgray.com

If to any Guarantor, to:

c/o Roark Capital Group

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention: Stephen D. Aronson

Telephone: (404) 591-5210

Facsimile: (404) 591-5201

E-mail: sda@roarkcapital.com

with a copy (which shall not constitute notice to any Guarantor) to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Rachael G. Coffey ; Jeffrey D. Marell; Robert B. Schumer

E-mail: rcoffey@paulweiss.com;

jmarell@paulweiss.com;

rschumer@paulweiss.com

15. Governing Law. This Limited Guaranty shall be governed in all respects, including, without limitation, validity, construction, interpretation and effect, by the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

16. Consent to Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Limited Guaranty or the subject matter hereof (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Limited Guaranty brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02 of the Merger Agreement; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Limited Guaranty may not be enforced in or by any of the above named courts.

17. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTY OR THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY AND ANY OTHER AGREEMENTS RELATING THERETO OR CONTEMPLATED THEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

18. Representations and Warranties; Covenants. Each Guarantor hereby represents, warrants and covenants to the Company that (i) it has all limited partnership or limited liability company, as applicable, power and authority to execute, deliver and perform this Limited Guaranty; (ii) the execution, delivery and performance of this Limited Guaranty by such Guarantor has been duly and validly authorized and approved by all necessary limited partnership or limited liability company, as applicable, action, and no other proceedings or actions on the part of such Guarantor or any general partner or managing member of such Guarantor or other Person are necessary therefor; (iii) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Guarantor in accordance with its terms; (iv) the execution, delivery and performance by such Guarantor of this Limited Guaranty does not and will not (x) violate the organizational documents of such Guarantor, (y) violate any applicable law, rule, regulation, decree, order or judgment binding on such Guarantor or its assets, or (z) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which such Guarantor is a party; and (v) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for such Guarantor to fulfill the Guaranteed Obligations under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 7 hereof.

19. No Assignment. None of the Guarantors or the Company may assign their respective rights, interests or obligations hereunder to any other person without the prior written consent of the Company (in the case of an assignment by the Guarantors) or the Guarantors (in the case of an assignment by the Company).

20. Severability. Any term or provision of this Limited Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder with respect to the Cap provided in Section 1 hereof and the provisions of Section 4 and Section 7 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates and representatives acting on its behalf not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.

21. Headings. The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

22. Relationship of the Parties. Each party acknowledges and agrees that (a) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between any of the parties hereto and neither this Limited Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantors under this Limited Guaranty are solely contractual in nature. In no event shall Parent, Merger Sub or the Guarantors be considered an “Affiliate”, “security holder” or “representative” of the Company for any purpose of this Limited Guaranty.

*****

IN WITNESS WHEREOF, the Guarantors have caused this Limited Guaranty to be executed and delivered as of the date first written above by their officers thereunto duly authorized.

ROARK CAPITAL PARTNERS II SIDECAR LP

By:	Roark Capital GenPar II Sidecar LLC,
its general partner

By:	/s/ Paul D. Ginsberg
	Name:	Paul D. Ginsberg
	Title:	President

ROARK CAPITAL PARTNERS V (T) LP

By:	Roark Capital GenPar V LP,
its general partner

By:	Roark Capital GenPar V LLC,
its general partner

By:	/s/ Paul D. Ginsberg
	Name:	Paul D. Ginsberg
	Title:	Vice President, General Counsel and Secretary

ROARK CAPITAL PARTNERS V (TE) LP

By:	Roark Capital GenPar V LP,
its general partner

By:	Roark Capital GenPar V LLC,
its general partner

By:	/s/ Paul D. Ginsberg
	Name:	Paul D. Ginsberg
	Title:	Vice President, General Counsel and Secretary

[Signature Page to Limited Guaranty]

ROARK CAPITAL PARTNERS V (OS) LP

By:	Roark Capital GenPar V LP,
its general partner

By:	Roark Capital GenPar V LLC,
its general partner

By:	/s/ Paul D. Ginsberg
	Name:	Paul D. Ginsberg
	Title:	Vice President, General Counsel and Secretary

ROARK DIVERSIFIED RESTAURANT FUND II LP

By:	Roark Diversified Restaurant GenPar II LLC,
its general partner

By:	/s/ Paul D. Ginsberg
	Name:	Paul D. Ginsberg
	Title:	President

RC V VALE LLC

By:	/s/ Paul D. Ginsberg
	Name:	Paul D. Ginsberg
	Title:	President

[Signature Page to Limited Guaranty]

IN WITNESS WHEREOF, the Company has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

COMPANY:

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ Katherine D. Jaspon
Name:	Katherine D. Jaspon
Title:	Chief Financial Officer

[Signature Page to Limited Guaranty]